Exhibit 10.52

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of June 30, 2014 (the “Effective Date”) by and among the TAYLOR FAMILY TRUST (“TFT”) and WILSON FAMILY TRUST (“WFT”) on the one hand (each a “Holder” and together the “Holders”), and U.S. DRY CLEANING SERVICES CORPORATION, a Delaware corporation (“Maker”) on the other, provides the terms on which Holders shall lend to Maker and Maker shall repay Holders.  The parties agree as follows:

1.                                      LOAN AND TERMS OF PAYMENT.

1.1                               Promise to Pay.  Maker hereby unconditionally promises to pay Holders the outstanding principal amount of any Advances and accrued and unpaid interest thereon as and when due in accordance with this Agreement.  Advances; Interest; Repayment.

(a)                                 Advances.  Subject to the terms and conditions of this Agreement, Holders may advance to Maker (each an “Advance” and collectively, the “Advances”) from time to time on or prior to January 31, 2015, one or more term loans of newly-committed funds. On the Effective Date, Holders shall advance Maker $150,000 (the “Initial Advance”) to be used by Maker as set forth on Schedule A attached hereto and made a part hereof.  Any and all future Advances shall be added to Schedule A by Maker concurrently with the funding of any such Obligations.  Subject to the provisions of Section 1.2(e), all Advances and any accrued but unpaid interest shall be due and payable on or before July 31, 2015 (the “Demand Date”).

(b)                                 Interest; Repayment; and Prepayment.

(i)                                     Interest on Advances.  Commencing on the date of each Advance, interest shall accrue on the unpaid principal amount of each Advance at a rate of 18% per annum, with 9% compounded monthly and monthly cash payments of .75% (equaling payments of 9% annually) of the original amount of the Advance (e.g., $750 per month on a $100,000 Advance) payable beginning one month following the date of each Advance (each, an “Interest Payment Date”).  Notwithstanding the foregoing, if any Event of Default occurs and is not cured within thirty (30) days, simple interest shall accrue on each Advance at a default rate equal to the lesser of 24% per annum or the maximum rate permitted under applicable law, with interest compounded monthly and cash payments made on the same terms applicable to Advances as set forth in this Section 1.2(b)(ii).  Further, a late fee of 5% of the monthly cash payment amount shall apply and attach to any monthly cash payment not received by Holders on or before the fifteenth (15th) day after such payment is due.

(c)                                  Repayment.  All Obligations hereunder are due and payable in full upon the earlier of the Demand Date or ten (10) Business Days after Maker closes a financing transaction, the net proceeds of which are equal to or greater than the aggregate amount of all outstanding Obligations owed pursuant to this Agreement.

(d)                                 Mandatory Prepayment Upon an Acceleration.  If the Advances are accelerated following the occurrence of an Event of Default, Maker shall immediately pay to Holders all outstanding Obligations due and owing under this Agreement.

(e)                                  Permitted Prepayment of Advances.  Maker shall have the option at any time to prepay, in whole or in part, any Advances.

1.2                               Payments. All payments (including prepayments) to be made by Maker under any Transaction Document shall be made in immediately available funds in U.S. Dollars, without set-off or counterclaim.

2.                                      CONDITIONS OF ADVANCE(S).

2.1                               Conditions Precedent to Advance(s).  Holders’ obligation to make the Initial Advance is subject to the condition precedent that each Holder shall have received, in form and substance satisfactory to such Holder, all documents, and completion of such other matters, as Holders may reasonably deem necessary or appropriate, including, without limitation:

(a)                                 duly executed original signatures to the Transaction Documents;

(b)                                 the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; provided, further, that no Event of Default shall have occurred and be continuing (unless otherwise waived) or result from the Advances; and

(c)                                  in Holders’ discretion, there has not been any material impairment in the general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations.

Any subsequent Advance shall be at the discretion of Holders and is subject to the reasonable satisfaction of the conditions precedent set forth in Sections 2.1(b)-(c) on the date of such subsequent Advance.

2.2                               Covenant to Deliver.  Maker agrees to deliver to the Holders all items required to be delivered to Holders under this Agreement as a condition precedent to the Initial Advance.

3.                                      CREATION OF SECURITY INTEREST.

3.1                               Grant of Security Interest.  Maker hereby grants Holders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Holders, the Collateral, wherever located and all proceeds and products thereof.

If this Agreement is terminated, each of the Holders Liens in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are satisfied in full, and at such time, such Holder shall terminate its security interest in the Collateral and all rights therein shall revert to Maker.  In the event (a) all Obligations (other than inchoate indemnity obligations) are satisfied in full and (b) this Agreement is terminated, the security interest granted herein shall terminate.

3.2                               Priority of Security Interest.  Maker represents, warrants, and covenants that the security interest granted herein, upon each Holder joining that certain Intercreditor Agreement, dated January 17, 2014, a copy of which is attached hereto as Exhibit A and made a part hereof the (“Intercreditor Agreement”), is and shall at all times continue to be a perfected security interest with the same rights and preferences in the Collateral as granted the Second Priority Creditors (as defined in the Intercreditor Agreement), subject only to Permitted Liens that expressly or by right vested under the Code have superior priority to any Holder’s Lien under this Agreement; notwithstanding the foregoing, each Holder acknowledges and agrees that it shall have a second priority security interest (behind the seller in an Approved Acquisition) in the real or personal property acquired by Maker in connection with an Approved Acquisition.  Parties hereto acknowledge and agree that the Intercreditor Agreement requires the execution of the Joinder of Additional Secured Creditor signature page (set forth on Exhibit E thereto), and Maker agrees to amend the appropriate schedules to the Intercreditor Agreement to reflect the Obligations of Holders.

3.3                               Subordination.  Maker and Holders herby covenant and agree that the Obligations created hereunder are expressly made subordinate and subject in right of the prior payment in full of all Senior Carve-Out Indebtedness and the Pro Notes.

3.4                               Authorization to File Financing Statements.  Maker hereby authorizes Holders to file financing statements, without notice to Maker, with all appropriate jurisdictions to perfect or protect each Holder’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Maker or any other Person, shall be deemed to violate the rights of the Holders under the Code.  Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in each Holder’s discretion.

3.5                               Release of Security Interest; Application of Proceeds.  Upon the request of Maker in connection with a bona fide sale of Collateral approved in writing by Holders (a “Sale of Collateral”), each Holder will sign and deliver to Maker one or more termination statements or amendments to any existing financing statements, previously filed pursuant to Section 3.4, as required to release the Collateral to consummate the proposed Sale of Collateral; provided, however, that the proceeds of such Sale of Collateral shall be applied to satisfaction of the Obligations, after which Maker shall be entitled to any surplus proceeds.  If, upon consummation of a Sale of Collateral, the proceeds thereof are insufficient to pay all amounts to which each Holder is legally entitled, Maker will be liable for the deficiency.

4.                                      REPRESENTATIONS AND WARRANTIES.

Maker represents and warrants as follows:

4.1                               Authorization; Power and Authority.  The execution, delivery and performance by Maker of the Transaction Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Maker’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Maker or any of its property or assets may be bound or affected, or (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect).

4.2                               Collateral.  Maker has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.

4.3                               Regulatory Compliance.  Maker is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  Maker is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Maker has complied in all material respects with the Federal Fair Labor Standards Act.  Maker is not a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005.  Maker has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business.  None of Maker’s properties or assets has been used by Maker or, to the best of Maker’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.  Maker has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue its business as currently conducted.

4.4                               Full Disclosure.  No written representation, warranty or other statement of Maker in any certificate or written statement given to Holders, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Holders, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading.

4.5                               Definition of “Knowledge.”  For purposes of the Transaction Documents, whenever a representation or warranty is made to Maker’s knowledge or awareness, to the “best of” Maker’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge of the Responsible Officers.

5.                                      AFFIRMATIVE COVENANTS.

Maker shall do all of the following:

5.1                               Government Compliance.  Maker shall comply with all laws, ordinances and regulations to which it is subject, noncompliance with which would reasonably be expected to have a material adverse effect on Maker’s business.

5.2                               Access to Collateral; Books and Records.  Allow Holders, or their agents, at reasonable times, on five (5) Business Days’ notice (provided, however, that no notice is required if an Event of Default has occurred and is continuing), to inspect the Collateral and audit and copy Maker’s Books.

5.3                               Further Assurances.  Execute any further instruments and take further action as a Holder reasonably requests to perfect or continue such Holder’s Lien in the Collateral or to affect the purposes of this Agreement.

6.                                      NEGATIVE COVENANTS.

Maker shall not do any of the following without each Holder’s prior written consent (such consent not to be unreasonably withheld):

6.1                               Changes in Business, Management, and Ownership.  (a) Engage in any business other than the businesses currently engaged in by Maker or reasonably related thereto; (b) liquidate or dissolve; or (c) enter into any transaction or series of related transactions in which the stockholders of Maker who were not stockholders immediately prior to the first such transaction own more than forty percent (40%) of the voting stock of Maker immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Maker’s equity securities in a public offering or to venture capital or other institutional investors so long as Maker identifies to Holders the investors prior to the closing of the transaction and provides to each Holder a description of the material terms of the transaction).  Maker shall not, without at least thirty (30) days’ prior written notice to Holders: (1) change its jurisdiction of organization, (2) change its organizational structure or type, (3) change its legal name, or (4) change any organizational number (if any) assigned by its jurisdiction of organization.

6.2                               Mergers or Acquisitions.  Merge or consolidate with any other Person, or acquire all or substantially all of the capital stock or property of another Person.

6.3                               Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, other than Permitted Indebtedness.

6.4                               Encumbrance.  Create, incur, allow, or suffer any Lien on any of the Collateral, except for Permitted Liens or permit any Collateral not to be subject to the first priority security interest granted herein.

7.                                      EVENTS OF DEFAULT.

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

7.1                               Payment Default.  Maker fails to (a) make any payment of principal on the Demand Date or interest on any Advance within thirty (30) business days of an Interest Payment Date, or (b) pay any other Obligations when such Obligations are due and payable.

7.2                               Covenant Default.

(a) Maker fails or neglects to perform any obligation contained in Sections 5 or 6; or

(b) Maker fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Transaction Documents or any other existing or future debt instruments, the failure or neglect of which could reasonably have a materially adverse effect on Maker’s business, and as to any default (other than those specified in this Section 7) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within thirty (30) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the thirty (30)  day period or cannot after diligent attempts by Maker be cured within such thirty (30) day period, and such default is likely to be cured within a reasonable time, then Maker shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default.  Cure periods provided under this Section 7(b) shall not apply, among other things, to financial covenants or any other covenants set forth in Section 7(a).

7.3                               Insolvency (a) Maker is unable to pay its debts (including trade debts) as they become due; (b) Maker begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Maker and not dismissed or stayed within thirty (30) days.

7.4                               Misrepresentations.  Maker or any Person acting for Maker makes any representation, warranty, or other statement now or later in this Agreement, any Transaction Document or in any writing delivered to Holders or to induce Holders to enter this Agreement or any Transaction Document, and such representation, warranty, or other statement is incorrect in any material respect when made.

7.5                               Key Man Life Insurance Payment.  Maker receives payment from any claim made on the term life insurance policy for the Maker’s Chief Executive Officer.

8.                                      HOLDER’S RIGHTS AND REMEDIES.

8.1                               Rights and Remedies.  While an Event of Default occurs and continues for a period of more than thirty (30) days, Holders may, without notice or demand, do any or all of the following, subject at all times to the rights of any secured interest holders or senior debtors, as the case may be:

(a)                                 declare all Obligations immediately due and payable;

(b)                                 apply to the Obligations any balances and deposits of Maker it holds;

(c)                                  demand and receive possession of Maker’s Books; and

(d)                                 exercise all rights and remedies available to Holders under the Transaction Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

8.2                               Power of Attorney.  Maker hereby irrevocably appoints each Holder as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Maker’s name on any checks or other forms of payment or security and access and control deposits into and distributions from any of Maker’s bank accounts; (b) sign Maker’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms such Holder determines reasonable; (d) make, settle, and adjust all claims under Maker’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of either Holder or a third party as the Code permits.  Maker hereby appoints each Holder as its lawful attorney-in-fact to sign Maker’s name on any documents necessary to perfect or continue the perfection of either Holder’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full.  Each Holder’s foregoing appointment as Maker’s attorney in fact, and all of Holders’ rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed.

8.3                               Application of Payments and Proceeds Upon Default.  If an Event of Default has occurred and is continuing, either Holder may apply any funds in its possession, whether from Maker account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Holders together shall determine.  Any surplus shall be paid to Maker or other Persons legally entitled thereto; Maker shall remain liable to Holders for any deficiency.  If either Holder, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, such Holder shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Holders of cash therefor.

8.4                               No Waiver; Remedies Cumulative.  The failure by either Holder, at any time or times, to require strict performance by Maker of any provision of this Agreement or any other Transaction Document shall not waive, affect, or diminish any right of the Holders thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given.  Holders’ rights and remedies under this Agreement and the other Transaction Documents are cumulative.  Holders have all rights and remedies provided under the Code, by law, or in equity.  Any Holder’s exercise of one right or remedy is not an election and shall not preclude either Holder from exercising any other remedy under this Agreement or other remedy available at law or in equity, and any Holder’s waiver of any Event of Default is not a continuing waiver.  Any delay in exercising any remedy by either Holder is not a waiver, election, or acquiescence.

8.5                               Demand Waiver.  Maker waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Holders on which Maker is liable.

9.                                      NOTICES.

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Transaction Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below.  Either Holder or Maker may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 9.

If to Maker:                                                                             U.S. Dry Cleaning Services Corporation
                                                                                                                                                20250 Acacia St., Suite 230

Newport Beach, CA 92660

Attn:  Timothy N. Stickler, General Counsel
                                                                                                                                                Fax:  (949) 734-7284
                                                                                                                                                Email: tstickler@usdrycleaning.com

If to TFT:                                                                                          Taylor Family Trust
                                                                                                                                                P.O. Box 1687
                                                                                                                                                Bellflower, CA 90707

Attn:  Lester E. Taylor, Jr., Trustee
                                                                                                                                                Fax:  (562) 925-5831
                                                                                                                                                Email: skip.taylor1@gmail.com

If to WFT:                                                                                      Wilson Family Trust
                                                                                                                                                P.O. Box 1687

Bellflower, CA 90707

Attn:  Clyde Wilson, Trustee
                                                                                                                                                Fax:  (562) 925-5831
                                                                                                                                                Email: [kristenatpps@gmail.com]

10.                               CHOICE OF LAW, VENUE, AND JURY TRIAL WAIVER.

California law governs the Transaction Documents without regard to principles of conflicts of law.  Maker and Holders each submit to the exclusive jurisdiction of the State and Federal courts in Orange County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude either Holder from bringing suit or taking other legal action to enforce a judgment or other court order in favor of the Holders.  Maker expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Maker hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Maker hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Maker at the address set forth in Section 9 and that service so made shall be deemed completed upon the earlier to occur of Maker’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE EXTENT PERMITTED BY LAW, MAKER AND HOLDERS EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR ANY TRANSACTION DOCUMENT, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

11.                               GENERAL PROVISIONS.

11.1                        Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Maker may not assign this Agreement or any rights or obligations under it without each Holder’s prior written consent (which may be granted or withheld in Holders’ discretion).  Holders have the right, without the consent of or notice to Maker, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Holders obligations, rights, and benefits under this Agreement and the other Transaction Documents.

11.2                        Indemnification.  Maker agrees to indemnify, defend and hold each Holder and its agents, attorneys, or any other Person affiliated with or representing either Holder (each, an “Indemnified Person”) harmless against:  (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party, including without limitation former debt holders security holders and/or vendors, in connection with the transactions contemplated by the Transaction Documents; and (b) all losses or expenses in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Holders and Maker contemplated by the Transaction Documents (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

11.3                        Fees.  Maker shall reimburse legal counsel, tax counsel, appraisal costs (if necessary) to holder for costs and expenses incurred by it in connection with the transactions contemplated by the Transaction Documents.  Concurrently with the execution of this Agreement, Maker shall pay, by wire transfer in U.S. Dollars and immediately available funds, the invoice(s) with respect to these expense amounts.

11.4                        Time of Essence.  Time is of the essence for the performance of all Obligations in this Agreement.

11.5                        Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

11.6                        Correction of Transaction Documents.  Either Holder may correct patent errors and fill in any blanks in the Transaction Documents consistent with the agreement of the parties.

11.7                        Amendments in Writing; Waiver; Integration.  No purported amendment or modification of any Transaction Document, or waiver, discharge or termination of any obligation under any Transaction Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought; notwithstanding the foregoing, Maker may amend Schedule A at any time and from time to time during the term of this Agreement to identify any Advances.  The Transaction Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Transaction Documents merge into the Transaction Documents.

11.8                        Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

11.9                        Survival.  All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied.  The obligation of Maker in Section 11.2 to indemnify Holders shall survive until the statutes of limitations with respect to such claim or cause of action shall have run.

11.10                 Confidentiality.  In handling any confidential information, Holders shall exercise the same degree of care that they exercise for their own proprietary information, but disclosure of information may be made: (a) to either Holder’s Affiliates (such Affiliates, together with Holders, collectively, “Holder Entities”); (b) as required by law, regulation, subpoena, or other order; and (c) as either Holder considers appropriate in exercising remedies under the Transaction Documents.  Confidential information does not include information that is either: (i) in the public domain or in either Holder’s possession when disclosed to such Holder, or becomes part of the public domain after disclosure to such Holder; or (ii) disclosed to either Holder by a third party if such Holder does not know that the third party is prohibited from disclosing the information.

Holder Entities may use the confidential information for reporting purposes and the development and distribution of databases and market analyses so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Maker.  The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

11.11                 Electronic Execution of Documents.  The words “execution,” “signed,” “signature” and words of like import in any Transaction Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

11.12                 Captions.  The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

11.13                 Construction of Agreement.  The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement.  In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

11.14                 Relationship.  The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement.  The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

11.15                 Third Parties.  Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

11.16                 Usury.  The Advances, including the total obligation amount, are hereby expressly limited so that in no event whatsoever, whether by reason of acceleration of maturity of the loan evidenced hereby or thereby, or otherwise, shall the amount paid or agreed to be paid to Holders hereunder for the Advances, use, forbearance or detention of money exceed that permissible under California law.  If at any time the performance of any provision hereof involves a payment exceeding the limit of the price that may be validly charged for the Advances, use, forbearance or detention of money under applicable law, then automatically and retroactively, ipso facto, the obligation to be performed shall be reduced to such limit, it being the specific intent of Maker and Holders that all payments under this Agreement are to be credited first to interest as permitted by law, but not in excess of (i) the agreed rate of interest set forth herein or (ii) that permitted by California law, whichever is the lesser, and the balance toward the reduction of principal.  The provisions of this Section 11.16 shall never be superseded or waived and shall control every other provision of the Transaction Documents.  Maker represents and warrants that the proceeds of the Advances evidenced hereby will only be used for business purposes, as that term is defined in the Code.

12.                               DEFINITIONS.

12.1                        Definitions.  As used in the Transaction Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative.  As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Maker.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Approved Acquisition” means Maker acquires, directly or indirectly (i) through any sale, lease, license, assignment, transfer, conveyance or other disposition all or substantially all of the assets of another Person in one or a series of related transactions or (ii) in one or more related transactions (including, without limitation, through a merger or series of mergers) more than 50% of the voting securities of another Person, where any such acquisition is approved by the Maker’s Board.

“Board” is Maker’s board of directors.

“Business Day” is any day that is not a Saturday, Sunday or a day on which banks are closed.

“Claims” is defined in Section 11.2.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, however, that, to the extent that the Code is used to define any term herein or in any Transaction Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, a Holder’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” consists of all of Maker’s right, title and interest in and to all real and personal property of Maker, including but not limited to:

(a)                                 all Accounts, including (i) all accounts receivable, other receivables, book debts, and other forms of obligations (other than forms of obligations evidenced by chattel paper, documents, or instruments), whether arising out of goods sold or services rendered by it or from any other transaction (including any such obligations that may be characterized as an account or contract right under the Code), (ii) all purchase orders or receipts for goods or services, (iii) all rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation, and stoppage in transit and rights to returned, reclaimed, or repossessed goods), (iv) all monies due or to become due to Maker under all purchase orders and contracts for the sale of goods or the performance of services or both by Maker or in connection with any other transaction (whether or not yet earned by performance on the part of Maker), including the right to receive the proceeds of said purchase orders and contracts, and (v) all collateral security and guaranties of any kind given by any person or entity with respect to any of the foregoing;

(b)                                 all “chattel paper,” as such term is defined in the Code;

(c)                                  all “commercial tort claims,” as such term is defined in the Code;

(d)                                 all “contracts,” as such term is defined in the Code, including all contracts, undertakings, or agreements (other than rights evidenced by chattel paper, documents, or instruments), including any agreement relating to the terms of payment or the terms of performance of any account of Maker;

(e)                                  all “deposit accounts,” as such term is defined in the Code;

(f)                                   all “documents,” as such term is defined in the Code;

(g)                                  all Equipment, including all machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment with software and peripheral equipment, and all engineering, processing, and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock, and other equipment of every kind and nature, trade fixtures, and fixtures, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties, and rights with respect thereto;

(h)                                 all “fixtures,” as such term is defined in the Code;

(i)                                     all “goods,” as such term in defined in the Code;

(j)                                    all “instruments,” as such term is defined in the Code, including all certificated securities, all certificates of deposit, and all notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, chattel paper;

(k)                                 all Inventory, including inventory, merchandise, goods, and other personal property that are held by or on behalf of Maker for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, or materials used or consumed or to be used or consumed in Maker’s business or in the processing, production, packaging, promotion, delivery, or shipping of the same, including other supplies;

(l)                                     all “investment property,” as such term is defined in the Code, including:  (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of Maker, including the rights of Maker to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts held by Maker; (iv) all commodity contracts held by any person or entity; and (v) all commodity accounts held by any person or entity;

(m)                             all “supporting obligation,” as such terms is defined in the Code;

(n)                                 all “letters of credit rights,” as such term is defined in the Code;

(o)                                 all money, cash, or cash equivalents of Maker;

(p)                                 all books and records (including, without limitation, customer lists, credit files, computer programs, printouts, and other computer materials and records) of Maker pertaining to any of the foregoing;

(q)                                 all General Intangibles, including, but not limited to all Intellectual Property;

(r)                                    to the extent not otherwise included, all “proceeds,” as such term is defined in the Code, of the foregoing in any form, including, without limitation: (i) any and all proceeds of any insurance, indemnity, warranty, or guaranty payable to any person or entity from time to time with respect to any of the foregoing, (ii) any and all payments (in any form whatsoever) made or due and payable to any person or entity from time to time in connection with any requisition, confiscation, condemnation, seizure, or forfeiture of all or any part of the foregoing by any governmental authority (or any person or entity acting under color of governmental authority), (iii) any claim of any person or entity against third parties (A) for past, present, or future infringement of any patent or patent license, or (B) for past, present, or future infringement or dilution of any copyright, copyright license, trademark, or trademark license, or for injury to the goodwill associated with any trademark or trademark license, (iv) any recoveries by any person or entity against third parties with respect to any litigation or dispute concerning any of the foregoing, and (v) any and all other amounts from time to time paid or payable under or in connection with any of the foregoing, upon disposition or otherwise.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Effective Date” is defined in the preamble hereof.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Event of Default” is defined in Section 7.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Holder” is defined in the preamble hereof.

“Holder Entities” is defined in Section 11.10.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 11.2.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Maker’s right, title, and interest in and to the following:

(a)                                 its Copyrights, Trademarks and Patents;

(b)                                 any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c)                                  any and all source code;

(d)                                 any and all design rights which may be available to a Maker;

(e)                                  any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)                                   all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Maker’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Maker” is defined in the preamble hereof.

“Maker’s Books” are all Maker’s books and records including ledgers, federal and state tax returns, records regarding Maker’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Obligations” are Maker’s obligations to pay when due any debts, principal, interest, and other amounts Maker owes either Holder now or later, whether under this Agreement, the Transaction Documents, or otherwise, including, without limitation, any interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Maker assigned to either Holder, and the performance of Maker’s duties under the Transaction Documents.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Permitted Indebtedness” is:

(a)                                 Maker’s Indebtedness to Holders under this Agreement and the other Transaction Documents;

(b)                                 All Indebtedness in existence as of the Effective Date;

(c)                                  Indebtedness incurred after the Effective Date, approved by the Board, that is not secured by any Liens on the Collateral;

(d)                                 Indebtedness incurred after the Effective Date, approved by either Holder;

(e)                                  Senior Carve-Out Indebtedness;

(f)                                   Unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(g)                                  Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(h)                                 Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder; and

(i)                                     extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness under clauses (a) through (g) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Maker.

“Permitted Liens” are:

(a)                                 Liens existing on the Effective Date created or perfected in connection with any Permitted Indebtedness or arising under this Agreement and the other Transaction Documents;

(b)                                 Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable, (ii) being contested in good faith and for which Maker maintains adequate reserves on its Books, or (iii) was levied as part of a claim identified in Maker’s First Amended Joint and Consolidated Chapter 11 Plan of Reorganization Dated September 14, 2011, as Further Modified;

(c)                                  purchase money Liens or capital leases (i) on Equipment acquired or held by Maker incurred for financing the acquisition of the Equipment securing no more than $100,000 in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d)                                 Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in clauses (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(e)                                  licenses or sublicenses in the ordinary course of Maker’s business and, with respect to any licenses where any Maker is the licensee, any interest or title of a licensor or under any such license or sublicense;

(f)                                   carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of Maker; and

(g)                                  deposits to secure the performance of bids, trade contracts (other than for borrowed money), contracts for the purchase of property, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business and not representing an obligation for borrowed money.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Pro Notes” means the 10% Senior Secured Promissory Notes issued to certain professionals and advisors to Maker as partial payment for services rendered to Maker in an original aggregate principal amount of $407,000.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President and Chief Financial Officer of Maker.

“Senior Carve-Out Indebtedness” means any existing or new operating leases or loans not to exceed $750,000 in the aggregate secured by the existing collateral or replacement assets.

“Subsequent Public Offering” is a public offering of Maker’s securities closing after the Effective Date, whether in a bona fide firm commitment underwritten public offering or in a sale through retail brokers organized by an underwriter.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Maker connected with and symbolized by such trademarks.

“Transaction Documents” are, collectively, this Agreement, the Intercreditor Agreement, any note, or notes or guaranties executed by Maker, and any other present or future agreement between Maker and/or for the benefit of Holders, all as amended, restated, or otherwise modified.

[Remainder of Page Intentionally Left Blank; Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

MAKER:

U.S. DRY CLEANING SERVICES CORPORATION

/S/ Alex Bond
Alex Bond, Chief Executive Officer

HOLDERS:

TAYLOR FAMILY TRUST

/S/ LESTER E. TAYLOR, JR.
Lester E. Taylor, Jr., Trustee

WILSON FAMILY TRUST

/S/ WILSON FAMILY TRUST
Clyde Wilson, Trustee

SCHEDULE A — ADVANCES

No.	Date	Amount	Purpose
1.	Effective Date	$150,000	Working capital Advance funded 50% by the Taylor Family Trust and 50% by the Wilson Family Trust
2.	August 11, 2014	$150,000	Working capital Advance funded 100% by the Taylor Family Trust
3.
4.
5.
6.
7.
8.
9.
10.
11.
12.
13.
14.
	Total:	$150,000

EXHIBIT A — INTERCREDITOR AGREEMENT